ASHLAND
525 Bigham Knoll, Suite 200
Jacksonville, OR 97530
541.857.8800
Fax: 541.779.5660
www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Golub Group Equity Fund Prospectus dated May 31, 2011 in regard to our verification and performance examination services performed for The Golub Group, LLC's compliance with the Global Investment Performance Standards (GIPS®).

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
May 25, 2011